Exhibit 99.1

[COSI LOGO]

FOR IMMEDIATE RELEASE
---------------------

          Cosi, Inc. Reports Higher Sales, Net Loss For Third Quarter;
                   Opens Eight New Restaurants In The Quarter

DEERFIELD, IL, November 7, 2006 - Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported results for the 2006 third quarter confirming its previously announced expectations. Cosi's net loss for the 2006 third quarter ended October 2, 2006 was $(2,855,400), or $(0.07) per basic and diluted common share, compared with a net loss of $(2,426,400), or $(0.06) per basic and diluted common share, for the 2005 third quarter. Excluding stock-based compensation expense, Cosi reported a loss of $(1,950,400), or $(0.05) per basic and diluted common share, compared with a loss of $(1,037,700), or $(0.03) per basic and diluted common share, for the 2005 quarter.

William D. Forrest, Cosi's Chairman, said, "As a start-up franchisor with a strong existing base of company-owned restaurants and a proven premium convenience dining concept, we believe Cosi is well positioned to maximize its long-term growth potential. We have established a strong brand, and our partners in the restaurants and support center are committed to executing against our three key drivers of success: strong restaurant economics, company-owned restaurant development, and recruiting and supporting experienced franchise area developers. As we gain momentum in each of these drivers, we remain confident that we will accomplish our long term growth strategy by expanding our footprint as a national restaurant chain."

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "Cosi continues to meet our guests' needs for distinctive and high quality food, convenient service and a relaxing yet upscale environment. Our guests continue to respond positively to our innovative menu offerings, and the service model we employ in all of our new generation restaurants is driving industry-leading satisfaction ratings for the dining experience. We expect our planned marketing and merchandising initiatives to drive an improvement in guest frequency as well as to continue to attract new guests."

Armstrong noted that the company recently broadened its menu as it continues to focus on new, innovative product offerings to enhance traffic and drive sales. Following the success of its pizza and melt initiative, Cosi will soon rollout its holiday season limited time offers. The company said that it is expanding the testing of new menu items specifically for the dinner daypart. Management added that it recently enhanced its strategy for catering, including improved marketing and merchandising of product offerings, the addition of catering hubs and a call center in Chicago to complement its existing call center in New York, all of which are starting to generate incremental sales. Management believes further development of the catering initiative will increase sales as the current call centers serve approximately 22 percent of the restaurant base. Further, Cosi will launch the CosiCard in late November, an electronic loyalty card program that rewards guests with frequency incentives and can also serve as a gift card.

2006 Third Quarter Financial Performance and Restaurant Economics

Cosi's quarter over quarter net addition of new locations drove total revenues higher by 7.0%, to $32,951,000 in the 2006 third quarter, compared with $30,803,400 in the 2005 third quarter. Company-owned restaurant net sales grew 6.4%, to $32,756,100, compared to $30,778,400 in the 2005 quarter, in spite of a 4.2% decline in comparable restaurant sales. The decline in comparable restaurant sales consisted of a 7.6% decline in transaction count offset by a 3.4% increase in the average check compared to the 2005 third quarter. Franchise fees and royalties were $195,000 for the 2006 third quarter, compared with $25,000 in the prior year period.

Cosi said that its continued strong cost disciplines, combined with higher total sales, enabled it to achieve positive cash flow from operations in the third quarter of approximately $2,000,000, its third consecutive quarter of positive cash flows.

Cosi was able to continue to generate positive cash flow from operations despite somewhat higher total costs and expenses related to company-owned restaurant operations, which increased 220 basis points as a percentage of restaurant net sales compared with the 2005 third quarter. The increase was a result of a 290 basis point increase in occupancy and other operating expenses and a 10 basis point increase in labor and related benefits as a percentage of restaurant net sales. These increases were driven by planned marketing expenditures of approximately 100 basis points, the impact of the comparable sales decrease and the effect of 14 new restaurants in their initial period of operation. Partially offsetting these increases was an 80 basis point improvement in food and beverage cost as we continue to realize the benefits of advantageous pricing opportunities and more effective field execution.

Cosi continued to focus on expense control in the 2006 third quarter, driving a 60 basis point improvement in general and administrative expense as a percentage of total revenue. General and administrative expense for the 2006 third quarter was $5,658,100, compared with $5,480,900 in the 2005 quarter.

The 2006 quarter included $631,400 of stock compensation expense for restricted stock grants to employees and $273,600 for stock option compensation expense. Total stock compensation expense for the 2005 quarter was $1,388,700.

Cosi reported a strong balance sheet as of October 2, 2006, with cash, cash equivalents, and short-term investments of $25,630,100 and virtually no debt. Total stockholders' equity was $54,264,100.

Management reaffirmed the previously reported 2006 full year guidance of an expected range between ($0.09) and ($0.11) loss per share, excluding the effect of stock-based compensation expense.

Development Performance

"As our company-owned and franchise growth strategy builds momentum, our new generation design restaurants become more meaningful to Cosi's results. We now have 33 new generation restaurants and look forward to their strong performance and contribution. During 2007 we expect our new generation class of restaurants, currently only 28 percent, to surpass in number our heritage restaurants, a significant milestone along Cosi's path of continued improvement in aggregate operating performance," Armstrong concluded.

During the 2006 third quarter, a total of eight new Cosi restaurants were opened. Of the two Macy's locations closed last year as a result of Hurricane Wilma, one closed permanently and the other re-opened early in the fourth quarter of 2006. Cosi operated 108 company-owned restaurants and franchisees operated eight locations at the end of the 2006 third quarter, compared to 93 company-owned restaurants and two franchise restaurants at the end of the 2005 third quarter.

Cosi year-to-date has opened 18 of its planned 21 new company-owned restaurants for 2006, and the remaining three are under construction. Six new company-owned restaurants were opened in the 2006 third quarter.

Cosi continues to receive strong interest from experienced franchise area developers and franchisees in the Cosi concept. Cosi currently has secured a total of 27 franchise area developers, which have committed to opening 345 Cosi restaurants.

Two Cosi franchise restaurants opened in the third quarter for a total of four year-to-date. Cosi expects franchisees to open a total of eleven restaurants in 2006.

Teleconference and Webcast Information

Members of Cosi's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Wednesday, November 8th to discuss the Company's third quarter 2006 financial results.

To participate in the teleconference, investors and analysts are invited to call 800-299-7928 in the U.S., or 617-614-3926 outside of the U.S., and reference participant code 54054155. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.

A replay will be available following the call until 12:00 AM ET on November 15th, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code
98729920.

About Cosi

Cosi (http://www.getcosi.com ) is a national premium convenience restaurant that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 109 company-owned and nine franchise restaurants in sixteen states and the District of Columbia. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

 Additional information is available free of charge on the Company's website at
            http://www.getcosi.com in the investor relations section.

                                   Cosi, Inc.
                      Consolidated Statements of Operations
 For the Three and Nine Month Periods Ended October 2, 2006 and October 3, 2005
                      (in thousands, except per share data)


                                                                Three Months Ended                      Nine Months Ended
                                                           October 2,         October 3,          October 2,         October 3,
                                                              2006               2005                2006               2005
                                                        ------------------------------------   ------------------------------------
                                                           (Unaudited)        (Unaudited)         (Unaudited)        (Unaudited)
Revenues:
Restaurant net sales                                    $       32,756.1   $       30,778.4    $       94,592.4   $       88,550.5
Franchise fees and royalties                                       194.9               25.0               513.1               77.8
                                                        ------------------------------------   ------------------------------------
       Total revenues                                           32,951.0           30,803.4            95,105.5           88,628.3
                                                        ------------------------------------   ------------------------------------
Costs and expenses:
Cost of food and beverage                                        7,470.5            7,254.2            21,738.8           21,275.3
Restaurant labor and related benefits                           11,038.6           10,340.3            31,235.6           29,678.8
Occupancy and other restaurant operating expenses                8,727.3            7,308.3            23,953.0           21,014.2
                                                        ------------------------------------   ------------------------------------
                                                                27,236.4           24,902.8            76,927.4           71,968.3
General and administrative expenses                              5,658.1            5,480.9            16,000.0           15,614.7
Stock-based compensation expense                                   894.1            1,124.5             3,825.5            2,429.5
Depreciation and amortization                                    1,997.1            1,868.1             5,670.8            5,483.6
Restaurant pre-opening expenses                                    399.6              300.6             1,318.1              439.0
Provision for losses on asset impairments
    and disposals                                                    7.4               --                   7.4               49.7
Lease termination expense (benefit)                                  1.5              (69.1)               19.2              (67.8)
                                                        ------------------------------------   ------------------------------------
       Total costs and expenses                                 36,194.2           33,607.8           103,768.4           95,917.0
                                                        ------------------------------------   ------------------------------------
       Operating loss                                           (3,243.2)          (2,804.4)           (8,662.9)          (7,288.7)
Interest income                                                    333.1              342.0             1,079.5              426.6
Interest expense                                                    (2.3)              (7.6)               (7.0)             (31.4)
Allowance for notes receivable from
    stockholders                                                    --                 --                  --               (261.1)
Other income                                                        57.0               43.6                57.8               66.4
                                                        ------------------------------------   ------------------------------------
       Net loss                                         $       (2,855.4)  $       (2,426.4)   $       (7,532.6)  $       (7,088.2)
                                                        ====================================   ====================================

Per Share Data:
    Net loss per share, basic and diluted               $          (0.07)  $          (0.06)   $          (0.20)  $           (0.21)
                                                        ====================================   ====================================

    Weighted average shares outstanding                       38,355,027         37,570,756          38,124,113          33,616,991
                                                        ====================================   ====================================

As a percentage of net restaurant sales:
Cost of food and beverage                                           22.8%              23.6%               23.0%              24.0%
Labor and related benefits                                          33.7%              33.6%               33.0%              33.5%
Occupancy and other operating expenses                              26.6%              23.7%               25.3%              23.7%


                                                                     For the Three Months Ended

                                                    October 2, 2006                                 October 3, 2005
                                     ---------------------------------------------   ---------------------------------------------
                                     Company-Owned     Franchise         Total       Company-Owned     Franchise         Total
                                     -------------   -------------   -------------   -------------   -------------   -------------
Restaurants at beginning of period             103               6             109              92               2              94
New restaurants opened                           6               2               8               1              --               1
Restaurants permanently closed                   1              --               1              --              --              --
                                     -------------   -------------   -------------   -------------   -------------   -------------
Restaurants at end of period                   108               8             116              93               2              95
                                     =============   =============   =============   =============   =============   =============


                                   Cosi, Inc.
                           Consolidated Balance Sheets
                    As of October 2, 2006 and January 2, 2006
                      (in thousands, except per share data)

                                                                              October 2, 2006    January 2, 2006
                                                                             -----------------  -----------------
                                                                                (Unaudited)         (Note 1)
Assets
Current assets:
     Cash and cash equivalents                                               $         5,951.3  $         1,952.3
     Investments                                                                      19,678.8           32,917.5
     Accounts receivable, net of allowances of $1.7 and $8.0, respectively             1,441.0              496.2
     Inventories                                                                         988.6              914.6
     Prepaid expenses and other current assets                                         2,558.9            3,672.7
                                                                             -----------------  -----------------
               Total current assets                                                   30,618.6           39,953.3

Furniture and fixtures, equipment and leasehold improvements, net                     45,226.8           33,502.7
Intangibles, security deposits and other assets, net                                   2,833.2            3,088.0
                                                                             -----------------  -----------------
               Total assets                                                  $        78,678.6  $        76,544.0
                                                                             =================  =================

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                                        $         2,822.3  $         2,689.2
     Accrued expenses                                                                 10,148.0            9,837.2
     Deferred franchise revenue                                                          941.2              251.3
     Current portion of other long-term liabilities                                      620.8              345.0
     Current portion of long-term debt                                                    15.8               18.8
                                                                             -----------------  -----------------
               Total current liabilities                                              14,548.1           13,141.5

     Deferred franchise revenue                                                        1,928.8              258.8
     Other long-term liabilities, net of current portion                               7,837.8            6,835.4
     Long-term debt, net of current portion                                               99.8               99.9
                                                                             -----------------  -----------------
               Total liabilities                                                      24,414.5           20,335.6
                                                                             -----------------  -----------------

Commitments and contingencies

Stockholders' equity:
     Common stock - $.01 par value; 100,000,000 shares authorized,
     39,674,979 and 38,478,796 shares issued and outstanding, respectively               396.7              384.8
     Additional paid-in capital                                                      270,040.5          268,330.5
     Unearned stock compensation                                                          --             (3,866.4)
     Treasury stock, 239,543 shares at cost                                           (1,197.7)          (1,197.7)
     Accumulated deficit                                                            (214,975.4)        (207,442.8)
                                                                             -----------------  -----------------
               Total stockholders' equity                                             54,264.1           56,208.4
                                                                             -----------------  -----------------
               Total liabilities and stockholders' equity                    $        78,678.6  $        76,544.0
                                                                             =================  =================


CONTACT:  Media                           Investors
          Brien Gately                    William Koziel or Brien Gately
          (847)597-8950                   (847) 597-8800